Exhibit 99.1

Contact:        Neenah Paper, Inc.

Bill McCarthy

Vice President – Financial Analysis and Investor Relations

678-518-3278

NEENAH PAPER ELECTS NEW DIRECTOR

ALPHARETTA, Ga. - January 13, 2006 - Neenah Paper, Inc. (NYSE: NP) announced that, on January 10, 2006, its Board of Directors elected John F. McGovern to serve as a director of Neenah Paper to replace Mr. James G. Grosklaus who resigned from the Board on November 3, 2005.  Mr. McGovern was also appointed by the Board to serve as a member of the Board’s Compensation Committee and Nominating and Corporate Governance Committee.

Mr. McGovern served as Executive Vice President and Chief Financial Officer of Georgia-Pacific Corporation from 1994 to 1999. Prior to this, Mr. McGovern held various other senior positions at Georgia-Pacific from 1981 to 1994 and had been Vice President and Director, Forest Products and Package Division of Chase Manhattan Bank. Following his tenure at Georgia-Pacific, Mr. McGovern founded Aurora Capital LLC, a private investment and consulting firm based in Atlanta, Georgia, and has been a partner there since 1999. He also currently serves on the board of directors for Payless ShoeSource, Inc., Genetek, Inc. and Maxim Crane Works Holdings, Inc.

About Neenah Paper, Inc.

Neenah Paper manufactures and distributes a wide range of premium and specialty paper grades, with its well-known brands such as CLASSIC®, ENVIRONMENT®, KIMDURA® and MUNISING LP® Papers. The company also produces and sells bleached pulp, primarily for use in the manufacture of tissue and writing papers. Neenah Paper is based in Alpharetta, Georgia, and has operations in Wisconsin, Michigan and in the Canadian provinces of Ontario and Nova Scotia.  Additional information about Neenah Paper can be found on the company’s web site at www.neenah.com.